October 19, 1995



GENERAL SIGNAL BOARD OF DIRECTORS APPOINTS
MICHAEL D. LOCKHART CHAIRMAN AND CHIEF EXECUTIVE OFFICER



          STAMFORD, CT, October 19 -- General Signal Corporation
(NYSE: GSX) today announced that its board of directors had accepted the resignation of Edmund M. Carpenter as chairman, chief executive officer, and a director of the corporation. Michael D. Lockhart, president and chief operating officer of the corporation, was elected to the additional positions of chairman and chief executive officer of the corporation. Mr. Lockhart will continue to serve as president. Ralph E. Bailey, a director, stated that Mr. Carpenter's resignation resulted from differences with the board of directors over the corporation's strategic direction. He stated, "The Board and Ed Carpenter came to the conclusion that the corporation needed a new direction at this time. We appreciate Ed's contributions to the corporation during his seven-and-a-half years as chief executive officer. His repositioning of the corporation's businesses as well as his work on reducing costs have helped position the corporation for the future. We have great respect for his abilities and wish him well. We are very fortunate to have Mike Lockhart, with his many years of operating and industry experience, as the new CEO." Mr. Lockhart has been president, chief operating officer, and a director of the corporation since he joined the company in October 1994.
He previously held various management positions with General Electric Company from 1981 to 1994.

          In accepting the appointment, Mr. Lockhart said: "I believe General Signal has a strong management team and many exciting business opportunities. I am looking forward to working with our team to achieve our goals and to realize the full potential of our company."

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General Signal Corporation, with estimated 1995 sales of $1.80 billion, is a leading equipment manufacturer for the process control, electrical, and industrial technology industries.